Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
SILVER SPINCO INC.
ARTICLE I
Name
The name of the corporation is SILVER SPINCO INC. (the “Corporation”).
ARTICLE II
Registered Office
The registered office of the Corporation in the State of Delaware shall be located at 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808. The name of the initial registered agent of the Corporation at such address is the Corporation Service Company.
ARTICLE III
Purpose and Powers
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
ARTICLE IV
Capital Stock
The total number of shares of all classes of stock that the Corporation shall have the authority to issue is one hundred (100) shares of common stock, having a par value of $.001 per share (the “Common Stock”).
ARTICLE V
Incorporator
The name and mailing address of the incorporator (the “Incorporator”) is as follows:

Name:	Monica Pyles
Mailing Address:	Hogan Lovells US LLP
1999 Avenue of the Stars, Suite 1400
Los Angeles, CA 90067

ARTICLE VI
Board Of Directors
Section 6.1    Number; Election
The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Unless and except to the extent that the by-laws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.
Section 6.2    Management of Business and Affairs of the Corporation
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.
Section 6.3     Limitation of Liability
The liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the Corporation shall be eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 6.3 shall be prospective and shall not adversely affect the rights under this Section 6.3 in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
Section 6.4    Indemnification
The Corporation may indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the board of directors of the Corporation. Any amendment, repeal, or modification of this Section 6.4 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VII
Amendment of Bylaws
In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.
ARTICLE VIII
Amendment of Certificate of Incorporation
The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.
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IN WITNESS WHEREOF, the undersigned, being the Incorporator named herein, for the purpose of forming a corporation pursuant to the DGCL, hereby certifies that the facts stated herein are true, and accordingly executes this Certificate of Incorporation as of January 31, 2023.

By:	/s/ Monica Pyles
Name:	Monica Pyles
Title:	Incorporator